Exhibit 10(t)

Inter Office Memo

TO:	Donald W. Griffin	DATE:	January 31, 2003

FROM:	Peter C. Kosche	CC:

SUBJECT:	RETIREMENT ARRANGEMENTS

Don, I thought it appropriate that I summarize in a memo our final understanding of all the items that have been discussed with respect to your retirement as an active employee of the Company. The purpose is to ensure that we have captured all of the items and have clarity on the terms.

❑	Board Matters

•	Retainer: In lieu of the $25,000 annual stock retainer and $5,000 excess retainer, paid to non-employee directors, for 2002 you will receive a $200,000 cash retainer, for a minimum of one year, effective May 1, 2002 as the non-employee Chairman of the Corporation’s Board of Directors. This retainer will be paid quarterly. For the period May-December 2003, you will receive a pro rata portion of the $25,000 annual stock retainer and a pro rata portion of the $5,000 excess retainer (paid in cash), paid to other non-employee directors.

•	Meeting Fees: As a non-employee member of the Board you will receive meeting fees of $1,500 per meeting for Board meetings and attendance at any Board Committee meeting of which you are a member. The Committee Chair fee for your service as Chair of the Executive Committee for the period April 2002-April 2003 is waived.

•	Annual Stock Grant: For 2002, you will receive a pro rata portion of the annual grant of shares of common stock with an aggregate fair market value equal to $24,000, rounded to the nearest 100 shares. This amount will be prorated for the period you were a non-employee director in 2002 (May-December 2002). The 1997 Stock Plan for Non-employee Directors (the “Plan”) provides for the pro ration of shares as follows: 1/12 of number of shares credited to the other directors for the $24,000 grant multiplied by the number of months of service (1,500/12 x 8=1,000 shares). Beginning in 2003, you will be entitled to receive the standard annual stock award as a non-employee director in accordance with the Plan.

❑	Long Term Compensation

❑	Stock Options: In October, 2001 the Compensation Committee approved the early vesting on April 30, 2002 of 66,640 stock options granted to you on January 27, 2000 which were originally scheduled to vest on January 27, 2003. Per the Company’s written policy and practice, your vested stock options are extended to term upon your retirement.

❑	Performance Shares: In October, 2001 the Compensation Committee also approved not pro-rating your 47,000 performance shares granted on February 8, 2001 (the grant had provided for pro-rating upon retirement).

❑	Performance Accelerated Vesting Options (PAVO’s): The PAVO’s vest the earlier of 12/27/09 or the 10th day in any 30 day calendar day period that Olin’s stock price is equal to or greater than $28. Upon your retirement, the grant provides for a five year extension from the retirement date of the performance period and the options are cancelled if the stock price does not exceed the $28 trigger price within the five year period (i.e. in your case on or before April 30, 2007).

❑	You will also be entitled to continue the use of your company car, cellular telephone, and home security system through your tenure as Chairman of the Board, as well as certain other incidental benefits while you remain a Board member, all of which in the aggregate are estimated not to exceed $35,000 annually.

Agreed to and Acknowledged By:

/s/ Donald W. Griffin
Donald W. Griffin